UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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JOURNAL MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Wisconsin	47-1939596
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
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333 West State Street
Milwaukee, Wisconsin 53203
(Address, including zip code, of Registrant’s Principal Executive Offices)

JOURNAL MEDIA GROUP, INC.
LONG-TERM INCENTIVE PLAN
(Full title of plan)
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Timothy E. Stautberg
President and Chief Executive Officer
Journal Media Group, Inc.
333 West State Street
Milwaukee, WI 53203

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Russell E. Ryba, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 (414) 297-5668	David A. Neuhardt, Esq. Thompson Hine LLP 312 Walnut Street, Suite 1400 Cincinnati, OH 45202-4089 (937) 443-6775

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

☐	Large accelerated filer
☐	Accelerated filer
☑	Non-accelerated filer (Do not check if a smaller reporting company)
☐	Smaller reporting company
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(2)
Common Stock, par value $.01 per share	2,000,000 shares	$8.855	$8.855	$2,058

(1)
Amount to be registered consists of 2,000,000 shares of common stock, par value $0.01 per share, of Journal Media Group, Inc. which may be issued or sold pursuant to the Journal Media Group, Inc. Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of shares of the registrant’s outstanding common stock.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on May 6, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by Journal Media Group, Inc., a Wisconsin corporation (“Journal Media Group”), with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Journal Media Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

2.	Journal Media Group’s Current Reports on Form 8-K filed with the SEC on February 12, 2015, March 13, 2015, March 23, 2015 and April 6, 2015.

3.
The description of Journal Media Group’s common stock contained in Journal Media Group’s Registration Statement on Form 8-A (File No. 001-36879) filed with the SEC on March 16, 2015 pursuant to Section 12(b) of the Exchange Act, and contained in Journal Media Group’s Registration Statement on Form S-4 (File No. 333-201540) originally filed with the SEC on January 16, 2015 and which became effective on February 6, 2015, under the caption “Description of Our Capital Stock and Shareholder Rights” and the other sections of such Registration Statement on Form S-4 cross-referenced under “Description of Our Capital Stock and Shareholder Rights,” including any amendment or report filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Journal Media Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The bylaws of Journal Media Group provide that the directors and officers of Journal Media Group, any trustee of any employee benefit plan of Journal Media Group and any person serving at the request of Journal Media Group as a director, officer, employee or agent of another corporation, partnership, joint venture or trust are entitled to mandatory indemnification from Journal Media Group against certain liabilities (which may include liabilities under the Securities Act) and expenses (1) to the extent such persons are successful in the defense of a proceeding and (2) in proceedings in which the person is not successful in defense thereof, unless (in the latter case only) it is determined that such person breached or failed to perform his or her duties to Journal Media Group and such breach or failure constituted: (a) a willful failure to deal fairly with Journal Media Group or its shareholders in connection with a matter in which the person had a material conflict of interest; (b) a violation of the criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law (“WBCL”) states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, the WBCL would require mandatory indemnification of directors and officers of Journal Media Group under certain circumstances, as more fully described in Sections 180.0850 through 180.0859 of the WBCL. Additionally, under the WBCL, directors of Journal Media Group are not subject to personal liability to Journal Media Group, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

Expenses for the defense of any action for which indemnification may be available are required to be advanced by Journal Media Group under certain circumstances.

The indemnification provided by the WBCL and Journal Media Group’s bylaws is not exclusive of any other rights to which a director, officer or other person may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer, director or other person may be required to bear the economic burden of the foregoing liabilities and expense.

Journal Media Group maintains director and officer liability insurance against certain claims and liabilities which may be made against Journal Media Group’s former, current or future directors or officers or persons serving at the request of Journal Media Group in positions with other entities as described above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

See Exhibit Index following signature page.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on the 11th day of May, 2015.

JOURNAL MEDIA GROUP, INC.

By:	/s/ Timothy E. Stautberg
Timothy E. Stautberg
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Timothy E. Stautberg	President and Chief Executive Officer (Principal Executive Officer); Director	May 11, 2015
Timothy E. Stautberg

/s/ Jason R. Graham	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 11, 2015
Jason R. Graham

/s/ Marty V. Ozolins	Vice President and Controller (Principal Accounting Officer)	May 11, 2015
Marty V. Ozolins

/s/ Steven J. Smith	Director; Chairman of the Board	May 11, 2015
Steven J. Smith

/s/ Stuart Aitken	Director	May 11, 2015
Stuart Aitken

/s/ Jonathan Newcomb	Director	May 11, 2015
Jonathan Newcomb

/s/ Mary Ellen Stanek	Director	May 11, 2015
Mary Ellen Stanek

/s/ Brian Ross	Director	May 11, 2015
Brian Ross

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INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES
(4)
4.1
Amended and Restated Articles of Incorporation of Journal Media Group, Inc. [Incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (Reg. No. 333-201540) filed by Journal Media Group, Inc. on January 16, 2015].

	4.2	Bylaws of Journal Media Group, Inc. effective March 31, 2015 [Incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Journal Media Group, Inc. on April 6, 2015].

	4.3	Journal Media Group, Inc. Long-Term Incentive Plan*

	4.4	Form of Restricted Share Unit Agreement under the Journal Media Group, Inc. Long-Term Incentive Plan*

(5)		OPINION REGARDING LEGALITY

	5.1	Opinion of Thompson Hine LLP with respect to the legality of the securities being registered*

(2)		CONSENT OF EXPERTS AND COUNSEL

	23.1	Consent of Deloitte & Touche LLP*

	23.2	Consent of Thompson Hine LLP (contained in their opinion, which is filed as Exhibit 5)*

(2)		POWERS OF ATTORNEY

	24.1	Power of attorney for each director signing the Registration Statement*

______________
*Filed herewith

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